UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2022 (October 7, 2022)

American Metals Recovery and Recycling Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56318	27-2262066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

American Metals Recovery and Recycling Inc.

4301 West Bank Dr. Suite 110B

Austin, Texas 78746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 365-0620

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	AMRR	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2022, the board of directors (the “Board”) of American Metals Recovery and Recycling, Inc., a Nevada corporation (the “Company”), pursuant to its powers under the Company’s bylaws, appointed Lily Tapia and Dhani Jones as members of the Board, thereby increasing the Board membership count to six (6). Mrs. Tapia and Mr. Jones will serve as directors until the next annual meeting of the Company’s stockholders, at which time they will stand for election until the annual meeting of the Company’s stockholders following his or her election, or his or her earlier resignation, retirement or other termination of service.

Mrs. Tapia and Mr. Jones will be compensated for their services as a member of the Board. Pursuant to the compensation plan with $15,000 per quarter and are eligible to receive up to 75,000 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”) under the 2022 Plan (as defined below). Mrs. Tapia and Mr. Jones are currently not in any of the Company’s committees and are not expected to be. There are no arrangements or understandings between Mrs. Tapia, Mr. Jones, and any other persons pursuant to which they were named as directors of the Company and Mrs. Tapia and Mr. Jones are not party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 6, 2022, the Board, pursuant to its powers under the Company’s bylaws, approved and ratified the Company 2022 Equity Incentive Plan (the “2022 Plan”). The Company reserved 2,000,000 shares of Common Stock for issuance pursuant to awards under the 2022 Plan. The Company’s 2022 Plan shall be recommended to the stockholders as being in the best interests of the Company, and the 2022 Plan shall be presented to the stockholders for their approval at a meeting of the stockholders or by written consent.

The foregoing description of the 2022 Plan is not complete and is subject to and qualified in its entirety by reference to the 2022 Plan, a copy of the which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 6, 2022, the Board, pursuant to its powers under the Company’s bylaws, adopted Amended and Restated Bylaws (the “Bylaws”).The purpose of adopting the Bylaws was to provide more precise and added guidance to the Company. Also, in Article II Quorum was changed from majority of the voting power to 33 1/3% of the voting power, Section 2.13 Absentees' Consent to Meetings was added as a new item, Article III the maximum number of Directors was increased from 7 to 10, and Article VI Distributions was added as a new item.

The foregoing description of the Bylaws is not complete and is subject to and qualified in its entirety by reference to the Bylaws, a copy of the which is filed as Exhibit 3.01 to this Form 8-K, and is incorporated herein by reference.

Item 8.01	Other Events

On October 6, 2022 the Board, pursuant to its powers under the Company’s bylaws, appointed Joseph O’Bell as Chief Legal Officer of the Company to hold such office until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal in accordance with the Bylaws.

On October 6, 2022, the Board, pursuant to its powers under the Company’s bylaws approved and ratified that the Compensation Committee of the Company shall be comprised of Angela Paxton and Antonio Munoz who are current Directors. The Board also approved and ratified a Compensation Committee Charter. Mrs. Paxton and Mr. Munoz are both independent as defined under Rule 5605(a)(2) and are non-employee members of the Board as defined in Rule 16b3 under the 1934 Act and are outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, each to serve until his or her successor is duly appointed and qualified or his or her earlier death. In addition, the Board has considered, and will continue to consider, all factors specifically relevant to determining each such director’s relationship to the Company is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws
10.1	2022 Equity Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2022	American Metals Recovery and Recycling Inc.

	By:	/s/ James Frinzi
	Name:	James Frinzi
	Title:	Chief Executive Officer